Exhibit 99.1

Press Release

Community Valley Bancorp Announces Stock Split

(Chico, CA  02/20/04) – Community Valley Bancorp, the holding company for Butte Community Bank, announced today that its Board of Directors has approved a  four-for-three stock split of its common shares.  The split entitles each shareholder of record at the close of business on March 2, 2004, four shares for every three shares of Community Valley Bancorp stock they own with fractional shares paid in cash.  The pay date will be March 26, 2004.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with eight branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.